EXHIBIT 99.1


                                  PRESS RELEASE
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 PENN SECURITY BANK & TRUST COMPANY. 150 N. WASHINGTON AVE., SCRANTON, PA 18503


FOR IMMEDIATE RELEASE:

ATTENTION:  FINANCIAL AND BUSINESS EDITORS


                     PENSECO FINANCIAL SERVICES CORPORATION
                      ANNOUNCES CHANGES TO RETIREMENT PLAN

CONTACT:      PATRICK SCANLON, Senior Vice President & Controller - 800-327-0394


SCRANTON, PA. MAY 12, 2008 - Penseco Financial Services Corporation, (OTC:
PFNS), parent company of the Penn Security Bank & Trust Company, announced today that its Board of Directors has approved amending and freezing the Penn Security Bank & Trust Company Employee's Pension Plan as of June 22, 2008.

The amendment closes the plan to future employees and discontinues future benefits for current employees. No employee will lose their existing earned pension benefit. Benefits will continue to be paid according to the rules of the Plan. Concurrent with this change, the company announced that it is implementing a new Penn Security Bank & Trust Company 401(k) Profit-Sharing Plan. Under the new plan, participating employees can make contributions to their own individual 401(k) account which will then be matched with a Company contribution of up to 50% of the first 6% of the employee's contributions. Also, the bank intends to make an additional discretionary contribution of 3% of employees' base salary into their 401(k) account without regard to the employee deferral contributions.

According to Craig W. Best, President & Chief Executive Officer, "We found ourselves to be one of the few remaining banks our size, in our market with a Defined Benefit Pension Plan. We decided to move to a benefit structure and retirement plan that provides more predictable retirement costs and greater flexibility for our employees. Our employees have expressed great interest in having the bank establish a 401(k) Profit-Sharing Plan that would allow them to manage their own retirement account. Our new 401(k) Profit-Sharing Plan, with the 50% company match and discretionary contribution of 3%, is a significant improvement to our retirement plan".

Penn Security Bank & Trust Company is an independent, locally-managed community bank headquartered in Scranton, Pennsylvania. The bank maintains 9 offices throughout Lackawanna, Wayne & Monroe Counties. Total Assets as of March 31, 2008 were $618 million.